Exhibit 10.64

COMMERCIAL LEASE

                This Commercial Lease (“lease agreement”) is made and entered into as of this 1st day of January 2008 (“Effective Date”) by and between WILLIAM L. CAVIN  (“Landlord”) and MCFSA, LTD. (“Tenant”).

1.             GRANT OF LEASED PREMISES.     In consideration of the obligation of Tenant to pay basic rentals and in consideration of the other terms and provisions of this lease agreement, Landlord hereby leases to Tenant during the Term, subject to the terms and provisions of this lease agreement, that certain real property with commercial building and other improvements known as 7823 Fortune Drive, Bexar County, Texas (“leased premises”).

2.             TERM.   The primary term of this lease agreement shall be three (3) months commencing on the Effective Date above, and ending at 11:59 p.m. local time on the day preceding the 3-month anniversary of the Effective Date.  (See paragraph 7 “Holding Over” below).

3.             OPTIONS TO EXTEND TERM.         Not applicable.

4.             UTILITIES/WASTE REMOVAL.      Electricity, water and sewer utilities, waste removal services and dumpster services are currently in Landlord’s name and shall be paid by Landlord during the Term, but Tenant shall reimburse Landlord for all such utility, waste removal and dumpster charges provided to the leased premises within ten (10) days of Landlord’s invoice for same accompanied by a copy of the actual billing from the service provider.

5.             RENTAL.               Tenant agrees to pay and shall pay Landlord at Landlord’s offices in San Antonio, Bexar County, Texas, (see paragraph 32 below) or at such other place Landlord shall designate from time to time in writing, as basic rental for the leased premises, the sum of $2,000.00 per month, payable without demand in advance on or before the first day of the primary term and each additional month of the primary term.  Rent received after the fifth day of the month shall be deemed delinquent.  If rent is not received by Landlord by the fifth of each month, Tenant shall pay a late charge of $50.00.

6.             TAXES.                 Landlord shall pay all real property taxes assessed against the leased premises. Tenant shall pay all personal property taxes assessed against Tenant’s equipment stored or placed on the leased premises.

7.             HOLDING OVER.                 Failure of Tenant to surrender the leased premises at the expiration of the 3-month primary term of this lease agreement constitutes a holding over which shall be construed as a tenancy from month-to-month at a rental equal to $3,000 per month during the holdover period, payable to Landlord in advance on the first day of each such month of the holdover period.

8.             USE OF LEASED PREMISES.            Tenant shall use the leased premises for operation of its FireQuest alarm business purchased from FireQuest, Inc., the former occupant of the leased premises.

9.             SECURITY DEPOSIT.         Not applicable.

10.           CONDITION OF PREMISES.             Tenant has examined and accepts the leased premises in an “as is” condition as complete and suitable for the purposes for which the same are leased.  Tenant hereby releases Landlord from all liability or responsibility for defects, latent or otherwise, contained in the leased premises.

11.           MAINTENANCE AND REPAIRS.    Tenant shall, at its sole cost and expense, keep and maintain the leased premises in clean and sanitary order and condition.  At the termination of this Lease, Tenant shall deliver the leased premises in good order and condition, reasonable wear and tear excepted.

12.           ALTERATIONS.  Alterations, additions, and improvements may only be made with the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Any damage caused by the installation or removal of trade fixtures shall be repaired at Tenant’s expense prior to the expiration of the lease term.  All alterations, improvements, additions, and repairs made by Tenant shall be made in good and workmanlike manner.

13.           SECURITY FOR LEASED PREMISES.             Landlord shall have no liability whatsoever to Tenant, its employees, patrons, visitors, agents or contractors for personal injury, property damage or property loss occasioned by criminal acts or entry by any person or persons into the leased premises.  Landlord and Tenant acknowledge that sole responsibility and liability for the security, safety and/or well-being of Tenant’s employees, patrons, visitors, agents or contractors, or their personal property, shall lie with Tenant.   Tenant agrees to defend, indemnify and hold Landlord and its employees, agents and contractors harmless from any claims or damages incurred as a result of Tenant’s failure to strictly comply with the provisions of this paragraph.

14.           TENANT INSURANCE.     During the entire Term of this lease agreement, the Tenant shall, at the Tenant’s sole cost and expense, but for the mutual benefit of Landlord and Tenant, maintain general public liability insurance with personal injury endorsement against claims for personal injury, death or property damage occurring in, upon or about the leased premises.  All of such policies of insurance shall be issued in the name of Tenant and Landlord and for the mutual and joint benefit and protection of the parties, and such policies of insurance or copies thereof shall be delivered to the Landlord prior to occupancy by Tenant and shall provide that cancellation shall not be effective until thirty (30) days after notice to Landlord.

15.           TENANT’S WAIVER OF SUBROGATION.    Tenant waives its claims as to and releases Landlord, its agents, officers and employees, for any loss or damage that may occur which is covered by the insurance described herein, including extended coverages and endorsements, and further agrees to notify its insurance carriers of this waiver so as to cause the respective policies of insurance to be properly endorsed, if necessary, to prevent invalidation of the insurance coverage by reason of this waiver of subrogation.  Upon execution of this lease agreement and at any time upon reasonable request hereafter, Tenant shall provide Landlord with a certificate evidencing the foregoing insurance coverage.

16.           COMPLIANCE WITH LAWS, REGULATIONS AND LANDLORD RULES.            Tenant shall, at its own expense, fully comply with all laws, orders, and requirements of all governmental entities (federal, state, county or city) with reference to the use and occupancy of the leased premises.

17.           ASSIGNMENT AND SUBLETTING.                Tenant shall not voluntarily or by operation of law assign this lease nor sublet the leased premises or any interest therein without first obtaining the written consent of Landlord, which consent may be arbitrarily withheld.

18.           DEFAULT BY TENANT.    The following shall be deemed to be events of default by Tenant under this lease agreement:  (1) Tenant shall fail to pay when due any installment of rental or any other payment required pursuant to this lease agreement; (2) Tenant shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant;  (3) Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; (4) Tenant shall do or permit to be done any act which results in a lien being filed against the leased premises and Tenant shall fail to bond around such lien within 20 days thereafter; (5) the liquidation, termination, dissolution or (if the Tenant is a natural person) the death of Tenant; or (6) Tenant shall be in default of any other term, provision or covenant of this lease agreement, other than those specified in subparts (1) through (5), above, and such default is not cured within ten (10) days after written notice thereof is received by Tenant.

19.           REMEDIES FOR TENANT’S DEFAULT.        Upon the occurrence of any event of default set forth in this lease agreement.  Landlord may terminate this lease agreement, in which event Tenant shall immediately surrender the leased premises to Landlord, and if Tenant fails to surrender the leased premises, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the leased premises, by picking or changing locks if necessary, and lock out, expel or remove Tenant and any other person who may be occupying all or any part of the leased premises without being liable for any claim for damages.  Tenant agrees to pay on demand the amount of all loss and damage which Landlord may suffer for any reason due to the termination of this lease agreement under this Section, including (without limitation) loss and damage due to the failure of Tenant to maintain and/or repair the leased premises as required hereunder and/or due to the inability of Landlord to relet the leased premises on satisfactory terms or otherwise.

20.           DEFAULT BY LANDLORD.              If Landlord defaults in the performance of any term, covenant or condition required to be performed by Landlord under this lease agreement, Landlord shall have thirty (30) days following the receipt of written notice from Tenant specifying such default to commence to cure such default, provided that if Landlord has commenced actions to cure such default within said thirty (30) day period, Landlord shall have all reasonable and necessary time to complete such cure.  If any utility services provided by Landlord are interrupted for any reason, Landlord shall not be liable in any respect for damages to the person or property of Tenant or Tenant’s employees, agents, contractors, patrons and invitees.

21.           INDEMNIFICATION OF LANDLORD.           Landlord and its employees and agents shall have no liability whatsoever to Tenant or to Tenant’s employees, agents, contractors, patrons, visitors, invitees or any other persons and Tenant hereby waives all claims against Landlord for any injury to any of such persons or for any damage to their goods, wares, merchandise or other personal property on or about the leased premises from any cause or reason and at any time.  Tenant agrees to defend, indemnify and hold Landlord and its employees, agents and contractors harmless from any and all claims or damages incurred by Landlord or any other person for personal injury or damage to the goods, wares, merchandise or personal property of Landlord or such other person arising directly or indirectly from the use of the leased premises by Tenant or Tenant’s agents, employees, agents, contractors, patrons, visitors or invitees, from the failure of Tenant to keep the leased premises in a clean, good condition and repair, or from the failure of Tenant to strictly comply with the covenants contained in this lease agreement.  Tenant further agrees to defend, indemnify and hold Landlord and its employees, agents, contractors and invitees harmless from any and all damages or expenses of whatever kind arising out of or caused by a burglary, theft, vandalism, malicious mischief or other illegal acts performed in, at or from the leased premises.

22.           BROKER’S FEE.   Tenant warrants that it has had no dealings with any real estate broker or agents in connection with the negotiation of this lease and it knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease.

23.           RIGHT OF ENTRY.              Landlord shall have the right during normal business hours to enter the demised premises: a) to inspect the general condition and state of repair thereof; b) to make repairs required or permitted under this lease; c) to retrieve tools and other personal property of Landlord stored at the lease premises; d) to retrieve records of FireQuest, Inc. stored at the lease premises; or e) for any other reasonable purpose.

24.           TIME OF ESSENCE.            Time is expressly declared to be of the essence in this lease.

25.           BINDING ON HEIRS AND ASSIGNS.              Subject to the provisions of this lease pertaining to assignment of the Tenant’s interest, all provisions of this lease shall extend to and bind, or inure to the benefit not only of the parties to this lease but to each and every one of the heirs, executors, representatives, successors and assigns of Landlord or Tenant.

26.           RIGHTS AND REMEDIES CUMULATIVE.    The rights and remedies by this lease agreement are cumulative and the use of any one right or remedy by either party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

27.           TEXAS LAW TO APPLY.  This agreement shall be construed under and in accordance with the laws of the State of Texas, excluding conflict of laws provisions.

28.           SEVERABILITY.  In case any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

29.           PRIOR AGREEMENTS SUPERSEDED.            This agreement constitutes the sole and only agreement of the parties to this lease and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of this lease.

30.           AMENDMENT.              No amendment, modification or alteration of the terms hereof shall be binding unless it is in writing, dated subsequent to the date hereof, and duly executed by the parties.

31.           ATTORNEY’S FEES.  Any signatory to this lease agreement who is the prevailing party in any legal proceeding against any other signatory brought under or with relation to this lease agreement or this transaction shall be additionally entitled to recover court costs, reasonable attorney fees, and all other out-of-pocket costs of the litigation, including deposition, travel and witness costs, from the nonprevailing party.

32.           NOTICES.              Any demand, notice or request provided for by this lease agreement shall be in writing, addressed to the party to whom notice is to be given, and shall be considered as having been made (i) if by hand delivery or facsimile upon receipt, or (ii) if my mail, three (3) days from the date of the placing of said notice in the United States Mail Service, certified mail, return receipt requested, addressed and postage prepaid, to the addresses shown herein below:

To the Landlord:	Fire Quest, Inc.
7823 Fortune Drive
San Antonio, TX 78520
Attn: William L. Cavin

To the Tenant:	MCFSA, LTD.
12903 Delivery Drive
San Antonio, TX 78247
Attn: Sam Youngblood
Facsimile: 210-495-5613
E-mail: syoungblood@isidet.com

EXECUTED as of the Effective Date.

“Landlord”

WILLIAM L. CAVIN

“Tenant”

MCFSA, LTD.
By: Metroplex Commercial Fire and Security Alarms, Inc.
Its: Sole General Partner

By:
Name: Sam Youngblood
Title: CEO

[Signature Page to Commercial Lease]